Exhibit 99.1

Intercontinental Exchange Announces Agreement to Acquire Virtu BondPoint

ATLANTA & NEW YORK, October 24, 2017 – Intercontinental Exchange (NYSE:ICE), a leading operator of global exchanges and clearing houses and provider of data and listings services, has entered into an agreement to acquire Virtu BondPoint from Virtu Financial for $400 million in cash. The transaction is expected to close in the first quarter of 2018, and the closing is subject to applicable regulatory reviews and approvals. ICE will provide further details on its third quarter earnings call on November 2, 2017.

BondPoint is a leading provider of electronic fixed income trading solutions for the buy-side and sell-side offering access to centralized liquidity and automated trade execution services through its ATS linking more than 500 financial services firms.

“We believe adding BondPoint’s capabilities to our data and technology infrastructure will allow us to continue to innovate for our customers as the fixed income markets evolve,” said ICE Chairman and CEO Jeffrey C. Sprecher. “We look forward to welcoming the BondPoint team to ICE, and supporting solutions that enable our customers to transact with confidence in an increasingly transparent, automated and data-driven marketplace.”

About Intercontinental Exchange

Intercontinental Exchange (NYSE:ICE) is a Fortune 500 company that operates a leading network of global futures, equity and equity options exchanges, as well as global clearing and data services across financial and commodity markets. The New York Stock Exchange is the world leader in capital raising, listings and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on February 7, 2017.

SOURCE: Intercontinental Exchange

ICE- CORP

Media Contact:
Kelly Loeffler
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770-857-4726

Investor Contact:
Warren Gardiner
Warren.Gardiner@theice.com
770-835-0114